Exhibit 99.1

May 7, 2019

GREENLINK INTERNATIONAL INC. ANNOUNCES THE APPOINTMENT OF ABRAHAM CURRY AS ADVISORY BOARD MEMBER AND DIRECTOR OF BUSINESS DEVELOPMENT

On May 7, 2019, the Registrant’s Board of Directors appointed Abraham Curry to serve on the Board of Directors as an Advisory Board member. The appointment of Mr. Curry fills a newly created board position.

With Mr. Curry’s addition to our GreenLink team, we believe his experience in eCommerce, consulting, business development, corporate strategy, valuation, branding, and marketing worldwide makes him a valuable asset to the Board of Directors as well as our executive team. As we continue to expand into new products, new operations, and geographies, Mr. Curry will bring to GreenLink the same intensity, dedication and work ethic that has made him a successful entrepreneur. Beyond his role on the board we feel confident we have found a key member of our executive leadership team. Serving as the Director of Business Development, Mr. Curry will be a key contributor to our corporate development strategy.

Abraham Curry BIO:

Mr. Abraham Curry is the founder and managing director of an eCommerce consulting firm. In his role, he has helped private and public companies develop and execute strategy for the eCommerce world and build direct-to-consumer brands, generating over $200MM of annual revenue. Additionally, he recently served as a management consultant and lead product rationalization during initial stages of the T-Mobile/Sprint merger negotiations. Prior to his consulting firm, Mr. Curry worked at Amazon, from August 2013- February 2017, in a variety of different roles including Sr. Account Management and Global Finance Program Manager. While at Amazon, Mr. Curry oversaw many key projects directly attributing an annual increase of $80MM to free cash flow.

Mr. Curry is currently enrolled at the Foster School of Business earning his Master of Business Administration where he is part of Foster Research Partners and is Executive Vice President of the Finance Society. Mr. Curry graduated from Washington State University with a bachelor’s degree in Digital Technology.

Mr. Curry will have the same compensation arrangement for his service as an Advisory director on the Board of Directors as the Registrant’s other outside, non-chairman, directors. That compensation currently consists of an initial option grant. Like the Registrant’s other directors, Mr. Curry will be entitled to reimbursement for reasonable out-of-pocket expenses incurred in the performance of his duties and the attendance at board meetings and any meeting of stockholders.